EXHIBIT 12


                TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                Six Months Ended June 30,
                                                  1997             1996
(Dollar amounts in millions)                                    (Restated)

Fixed charges:
         Interest and debt expense .........    $ 268.0          $ 304.6
         One-third of rental expense .......        6.4              6.3
                                                -------          -------
         Total .............................    $ 274.4          $ 310.9
                                                =======           =======
Earnings:
         Income from operations ............    $ 341.2           $ 74.7
         Provision for income taxes ........      234.5             44.0
         Fixed charges .....................      274.4            310.9
                                                -------          -------
         Total .............................    $ 850.1          $ 429.6
                                                =======          =======

Ratio of earnings to fixed charges .........       3.10             1.38
                                                =======          =======